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                            STOCK PURCHASE AGREEMENT

                                 By and Between

                           THE JPM COMPANY OF DELAWARE

                                       and

                               ABELARDO FRAGA, JR.
                                 FRITZ JUNGINGER
                                   ULMIN S.A.
                        DATALINK PARTICIPACOES S/C LTDA.
               AF DATALINK EQUIPAMENTOS DE TELECOMUNICACAOES LTDA.









                            Dated November 1st, 1998

         TABLE OF CONTENTS


1.   Definition:                                                      Page 6
2.   Sale and Transfer of Shares; Closing; Operations After Closing   Page 11
2.1  Shares                                                           Page 11
2.2  Purchase Price                                                   Page 11
2.3  Working Capital                                                  Page 12
2.4  Lease                                                            Page 12
2.5  Closing                                                          Page 12
2.6  Closing Obligations                                              Page 13
2.7  Buy-Sell Restrictions of Datalink Shares                         Page 13
2.8  Operations After Closing                                         Page 14
3.   Representations and Warranties of Seller                         Page 14
3.1  Organization and Good Standing                                   Page 15
3.2  Authority; No Conflict                                           Page 15
3.3  Capitalization                                                   Page 16
3.4  Financial Statements                                             Page 16
3.5  Books and Records                                                Page 17
3.6  Owned Real Estate                                                Page 17
3.7  Leased Real Property                                             Page 18
3.8  Owned And Leased Tangible Personal Property                      Page 18
3.9  Conditions of Buildings And Tangible Personal Property           Page 18
3.10 Accounts And Notes Receivables                                   Page 19
3.11 Contracts                                                        Page 19
3.12 Inventories And Supplies                                         Page 19
3.13 Prepaid Items And Deposits                                       Page 20
3.14 Other Assets                                                     Page 20
3.15 Bank And Personnel Matters                                       Page 20
3.16 No Undisclosed Liabilities                                       Page 20
3.17 Taxes                                                            Page 20
3.18 No Material Adverse Change                                       Page 21
3.19 Employee Matters                                                 Page 21
3.20 Compliance With Legal Requirements; Governmental Authorizations  Page 23
3.21 Legal Proceedings; Orders                                        Page 24
3.22 Absence of Certain Changes And Events                            Page 25
3.23 Insurance                                                        Page 26
3.24 Environmental Matters                                            Page 26
3.25 Labor Relations; Compliance                                      Page 28
3.26 Intellectual Property Assets                                     Page 28
3.27 Material And Affiliate Contracts                                 Page 29
3.28 Certain Payments                                                 Page 30
3.29 Computer Programs And Software                                   Page 30
3.30 Disclosure                                                       Page 31
3.31 Brokers or Finders                                               Page 31
4.   Representations And Warranties of Buyer                          Page 31
4.1  Organization And Good Standing                                   Page 31
4.2  Authority; No Conflict                                           Page 31
4.3  Investment Intent                                                Page 32
4.4  Certain Proceedings                                              Page 32
4.5  Brokers or Finders                                               Page 32
5.   Covenants of The Acquired Companies And The Sellers              Page 32
5.1  Access And Investigation                                         Page 32
5.2  Operation of The Business of The Acquired Companies              Page 32
5.3  Negative Covenant                                                Page 33
5.4  Required Approvals                                               Page 33
5.5  Notification                                                     Page 33
5.6  Payment of Indebtedness By Related Persons                       Page 33
5.7  No Negotiation                                                   Page 34
5.8  Best Efforts                                                     Page 34
6.   Covenants of Jpm                                                 Page 34
6.1  Approvals of Governmental Bodies                                 Page 34
6.2  Best Efforts                                                     Page 34
6.3. Undisclosed Datalink Assets                                      Page 34
6.4  Conducting Business                                              Page 35
7.   Conditions Precedent To Jpm's Obligation To Close                Page 35
7.1  Accuracy of Representations                                      Page 35
7.2  No Material Adverse Change                                       Page 35
7.3  No Loss                                                          Page 35
7.4  Certificate                                                      Page 35
7.5  Performance                                                      Page 35
7.6  Consents                                                         Page 36
7.7  Additional Documents                                             Page 36
7.8  No Proceedings                                                   Page 36
7.9  No Claim Regarding Stock Ownership or Sale Proceeds              Page 36
7.10 No Prohibition                                                   Page 36
7.11 Due Diligence                                                    Page 37
8.   Conditions Precedent To The Sellers' Obligation To Close         Page 37
8.1  Accuracy of Representations                                      Page 37
8.2  Certificates                                                     Page 37
8.3  Buyer's Performance                                              Page 37
8.4  Additional Documents                                             Page 38
8.5  No Injunction                                                    Page 38
9.   Termination.                                                     Page 38
9.1  Termination Events                                               Page 38
9.2  Effect of Termination                                            Page 38
10.  Indemnification; Remedies.                                       Page 39
10.1 Survival; Right To Indemnification Not Affected By Knowledge     Page 39
10.2 Indemnification And Payment of Damages By Seller                 Page 39
10.3 Indemnification And Payment of Damages By Sellers--
      Environmental Matters                                           Page 40
10.4 Indemnification And Payment of Damages By Buyer                  Page 41
10.5 Procedure For Indemnification--Third Party Claims                Page 41
10.6 Procedure For Indemnification--Other Claims                      Page 42
11.  General Provisions.                                              Page 42
11.1 Expenses                                                         Page 42
11.2 Public Announcements                                             Page 42
11.3 Confidentiality                                                  Page 42
11.4 Notices                                                          Page 43
11.5 Jurisdiction; Service of Process                                 Page 44
11.6 Further Assurances                                               Page 44
11.7 Waiver                                                           Page 44
11.8 Entire Agreement And Modification                                Page 45
11.9 Schedules                                                        Page 45
11.10 Assignments, Successors, And No Third-Party Rights              Page 45
11.11 Severability                                                    Page 45
11.12 Section Headings; Construction                                  Page 45
11.13 Time of Essence                                                 Page 46
11.14 Governing Law                                                   Page 46
11.15 Counterparts                                                    Page 46

                           STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made this 1st day of
October, 1998, by and between The JPM Company of Delaware, a Delaware corporation with an office at 155 North 15th Street, Lewisburg, Pennsylvania, 17837, United States of America (referred to herein as "JPM" or the "Buyer"), and Abelardo Fraga, Jr., an adult individual (referred to herein as "Fraga"), Fritz Junginger, an adult individual (referred to herein as "Junginger") (collectively, Fraga and Junginger are sometimes referred to herein as the "Selling Shareholders" or the "Sellers"), Ulmin S.A., a Uruguayan corporation with its principal place of business at Rincon, 602 - Piso 2 - 11000 Montevideo, (referred to herein as "Ulmin"), Datalink Participacoes S/C Ltda., a Brazilian limited liability company with its principal place of business at Rua Gibraltar 314, 3rd floor, 04755-070 Sao Paulo/SP, Brazil (referred to herein as "Holding Company") and AF Datalink Equipamentos de Telecomunicacoes Ltda., a Brazilian limited liability company with its principal place of business at Rua Gibraltar 314, 04755-070, Sao Paulo/SP, Brazil (hereinafter referred to as "Datalink") Ulmin, Holding Company and Datalink are collectively referred to herein as the "Acquired Companies").

         WITNESSETH:

WHEREAS, JPM is engaged in the manufacture of cable assemblies and wire harnesses for original equipment manufacturers ("OEMs") in the computer, telecommunications and networking sectors of the electronics industry; and

WHEREAS, the Selling Shareholders own all of the outstanding capital stock of ULMIN; and

WHEREAS, ULMIN owns all of the outstanding capital stock of Holding
Company; and

WHEREAS, Holding Company owns sixty percent (60%) of the outstanding capital stock of Datalink; and

WHEREAS, Datalink is engaged in the manufacture of, among other things, cable assemblies and related components and operates manufacturing facilities in Sao Paulo, Brazil; and

WHEREAS, the Selling Shareholders desire to sell, and JPM desires to purchase all of the outstanding capital stock of ULMIN, upon the terms and conditions set forth in this Agreement.


NOW THEREFORE, for and in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       DEFINITIONS.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Applicable Contract"--any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

"Acquired Companies"--as defined in the first paragraph of this Agreement.

"Balance Sheet"--as defined in Section 3.4.

"Best Efforts"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

"Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Buyer"--as defined in the first paragraph of this Agreement.

"Closing"--as defined in Section 2.5.

"Closing Date"--the date and time as of which the Closing actually takes place as set forth in Section 2.5.

"Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions"--all of the transactions contemplated by this Agreement, including, but not limited to:

(a)      the sale of the Shares by the Selling Shareholders to Buyer;

(b) the execution, delivery, and performance of the Management Agreements and the Lease;

(c) the performance by Buyer, the Selling Shareholders and the Acquired Companies of their respective covenants and obligations under this Agreement; and

(d) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

"Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages"--as defined in Section 10.2.

"Datalink Shares"- the entire outstanding capital stock of Datalink.

"Disclosure Schedule"-- as defined in Section 3.

"Management Agreements"- as defined in Section 2.6(a)(ii).

"Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basin, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any  environmental,  health,  or safety  matters  or  conditions  (including
on-site  or  off-site   contamination,   occupational  safety  and  health,  and
regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlement, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss 9601 et seq., as amended ("CERCLA").

"Environmental Law"--any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law and regulations and rules issued pursuant to that Act or any successor law,

"Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

"GAAP"--generally accepted United States accounting principles.

"Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"--any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or Acquired Companies.

"Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Indemnified Persons"--as defined in Section 10.2.

"Intellectual Property Assets"--as defined in Section 3.26.

"Interim Balance Sheet"--as defined in Section 3.4.

"IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter if the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

"Lease"-- as defined in Section 2.4.

"Legal   Requirement"--any   federal,   state,   local,   municipal,    foreign,
international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions. "Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents"--(a) the articles or certificate of incorporation or the articles of association and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

"Penalty"--as defined in Section 9.

"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Release"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Sellers"--as defined in the first paragraph of this Agreement.

"Selling Shareholders"--as defined in the first paragraph of this Agreement.

"Shares"--as defined in Section 2.1.

"Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of any Acquired Company.

"Tax"--any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax. "Threat of Release"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.       SALE AND TRANSFER OF SHARES; CLOSING; OPERATIONS AFTER CLOSING

2.1      SHARES

Subject to the terms and conditions of this Agreement, on the Closing Date, the Selling Shareholders shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and assume all of the outstanding shares of ULMIN (hereinafter referred to as the "Shares").

2.2      PURCHASE PRICE

As consideration for the Shares, Buyer shall pay to the Selling Shareholders the following purchase price (hereinafter referred to as the "Purchase Price"):

(a) As partial consideration for the Shares, on the Closing Date, Buyer shall pay to the Selling Shareholders the sum of Six Million United States Dollars (US $6,000,000.00) by delivery of cash by wire transfer or other immediately available United States funds.

(b) As partial consideration for the Shares, on the Closing Date, Buyer shall deliver to Selling Shareholders a note in the amount of Two Million United States Dollars (US $2,000,000.00) payable in one year after Closing, bearing interest at an annual rate of 8.75%, which note may be prepaid without penalty.

(c) As partial consideration for the Shares, on the Closing Date, Buyer shall deliver to Selling Shareholders common stock of Buyer with a value of Two Million Five Hundred Thousand United States Dollars ($2,500,000.00). The number of shares shall be determined by dividing the value due by the closing price on Tuesday, November 10, 1998. (As an example, if the closing price on Tuesday, November 10, 1998 is Ten Dollars ($10.00) per share, Buyer would transfer 250,000 shares of stock in Buyer company to Sellers.) Buyer shall be responsible for registering the shares at the earliest practicable opportunity after consultation with sellers. Sellers shall be responsible for compliance with all rules and regulations governing the sale and trade of such stock..

(d) As partial consideration for the Shares, the Selling Shareholders shall receive an aggregate amount equal to sixteen and two-thirds percent (16 2/3%) of the Net Income of Datalink earned until the later of

(i)      One year from the effective date of Closing; or
(ii)     Payment of the note referred to in paragraph 2.2 (b) above.

The amount due hereunder shall be due and payable to the Selling Shareholders within ninety (90) days of completion of the audit for the fiscal year, for the period until September 30, 1999. For any period thereafter, the amount due shall be due within ninety days (90) days of the date for which it is due. "Net Income" shall mean income after taxes as determined in accordance with GAAP.


2.3      WORKING CAPITAL

For purposes of this Section 2.3, "Working Capital" shall be defined as the current assets of Datalink, as determined in accordance with GAAP, less the current liabilities of Datalink, as determined in accordance with GAAP.

(a) Immediately prior to the Closing Date, the Working Capital of Datalink shall be paid and distributed to the Selling Shareholders by and from Datalink in proportion to their ownership interests. Pursuant to Section 3.22 hereof, such distribution of Working Capital shall be disclosed and set forth in Section 3.22 of the Disclosure Schedule.

(b) Buyer and the Selling Shareholders agree that an aggregate total of One Million United States Dollars (US $1,000,000.00) shall be invested in Datalink for working capital purposes to be paid as follows: (i) on the Closing Date, Buyer shall invest in and pay to Datalink cash in the aggregate amount of Six Hundred Thousand United States Dollars (US $600,000.00) (the "Buyer's Initial Capital"), and (ii) on the Closing Date, the Selling Shareholders, collectively, shall invest in and pay to Datalink cash in the aggregate amount of Four Hundred Thousand United States Dollars (US $400,000.00) (the "Sellers' Initial Capital").



2.4      LEASE

On the Closing Date, the Selling Shareholders shall lease to the Buyer the real property situate at Rua Gibraltar 314, 04755-070 SAo Paulo/SP Brazil pursuant to a lease agreement substantially in the form of Exhibit 2.4 attached hereto and made a part hereof (the "Lease"). The terms of such Lease shall include an initial lease term of three (3) years at a lease price of R $18,333.00 per month which shall be adjusted annually based on the Consumer Price Index. Buyer shall have the option to renew the term of the Lease for an additional three (3) year period at a lease price increase of no greater than the Consumer Price Index.

2.5      CLOSING

The purchase and sale provided for in this Agreement (the "Closing") will take place at the office of Datalink on or before November 13, 1998; provided, however, the effective date for reconciliation of accounts and determination of payments due shall be November 1, 1998. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.5 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.


2.6      CLOSING OBLIGATIONS

At the Closing:

(a)      The Selling Shareholders shall deliver to Buyer:

(i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

(ii) management agreements in the form of Exhibit 2.6(a)(ii), executed by each of the Selling Shareholders (collectively, the "Management Agreements");

iii) the Lease executed by each of the Selling Shareholders;

(iv) each of the documents required to be delivered pursuant to Section 7; and

(v) Evidence in the Datalink's books that Seller's credit presently shown as "current liabilities" are transferred to position "shareholders equity" in the amount of Sellers' Initial Capital set forth in Section 2.3, above.

(b) Buyer shall deliver to the Selling Shareholders:

(i) the following amounts by bank cashier's or certified check payable to the order of, or by wire transfer to the accounts of, Fraga and Junginger, respectively: US$ 3,000,000.00 to Fraga and US$3,000,000.00 to Junginger;

(ii) a note or notes in the aggregate amount of US$2,000,000.00, per the terms set forth in paragraph 2.2(b) above;

iii) stock in the amount required under the formula set forth in paragraph 2.2(c) above;

iv) the Management Agreements executed by Buyer;

v) the Lease executed by Buyer;

vi) each of the documents required to be delivered pursuant to Section 8 hereof;

(vii) bank cashier's or certified check, or evidence of wire transfer to the account of Datalink, or other credit acceptable to Selling Shareholders, in the amount of Buyer's Initial Capital as set forth in Section 2.3 and payable to Datalink. By mutual agreement of Buyer and Selling Shareholders, the payment of any amounts due hereunder, together with the deposit of Selling Shareholders' share of such capital as required under paragraph 2.3 above, may be delayed pending final calculation of the "Working Capital." Upon such determination, which the parties intend to conclude by the week of November 23, 1998, the payments set forth under paragraph 2.3 shall be exchanged.


 .7 BUY-SELL RESTRICTIONS OF DATALINK SHARES

During the first three (3) years following the Closing Date, Buyer, Fraga and Junginger shall not sell his or its ownership interest in the Datalink Shares. Following the third year from the Closing Date, Buyer, Fraga or Junginger, at its or his sole discretion, may sell its or his ownership interest in the Datalink Shares subject to the provisions of this Section 2.7.

(a) In the event Fraga and/or Junginger, as the case may be, has received a bona fide offer to purchase his ownership interest in the Datalink Shares from a third party, or in the event Fraga and/or Junginger, as the case may be, has offered for sale his ownership interest in the Datalink Shares to a third party, Buyer shall have the right of first refusal to purchase such ownership interest in the Datalink Shares upon the same terms and conditions as such initial offer. Buyer shall have thirty (30) days from receipt of written notice by Fraga and/or Junginger of any such offer to exercise or waive its right of first refusal.

(b) In the event Buyer has received a bona fide offer to purchase its ownership interest in the Datalink Shares from a third party, or in the event Buyer has offered for sale its ownership interest in the Datalink Shares to a third party, Fraga and Junginger shall have the right of first refusal to purchase such ownership interest in the Datalink Shares upon the same terms and conditions as such initial offer. Fraga and Junginger shall have thirty (30) days from receipt of written notice by Buyer of any such offer to exercise or waive his right of first refusal.

(c) In the event Fraga and/or Junginger, either individually or collectively, desire to sell his ownership interest in the Datalink Shares to Buyer, or in the event Buyer desires to sell its ownership interest in the Datalink Shares to Fritz and Junginger, such offeror may do so upon the following terms and conditions:

(i) Any offer to sell an ownership interest in the Datalink Shares must be in writing which sets forth an offering price. The offeree must either accept or reject such offer in writing within thirty (30) days from the date of receipt of the written offer.

(ii) In the event such offer is rejected and the offeror and offeree cannot agree on the price and terms of such sale, then the price and terms shall be determined by an appraisal performed by either (A) a well-known and recognized independent appraiser selected by the offeror and offeree, or (B) in the event the offeror and offeree cannot agree on any such appraiser, then by a panel of three (3) well-known and recognized appraisers, the offeree and offeror to each select one such appraiser within fifteen (15) days of the written rejection of the offer and the two selected appraisers to select the third such appraiser within fifteen (15) days thereafter. Any such appraisal shall be performed within sixty (60) days of the selection of all such appraisers and shall establish the price and terms as of the close of the amount immediately prior to the date of receipt of the written offer.

(iii) In the event the offeree refuses to purchase the ownership interest in the Datalink Shares upon the price and terms established by the appraisal as set forth above, the offeror may sell his or its ownership interest in the Datalink Shares to a third party subject to the provisions of Sections 2.7(a) and 2.7(b) above.

2.8      OPERATIONS AFTER CLOSING

Sellers and Holding Company have executed the 6th Amendment to the Articles of Association of Datalink, in which all the provisions referred to the management, first refusal rights and control of Datalink have been established and Schedule
2.8 hereto contains an English translation of the 6th Amendment to the Articles of Association of Datalink.



3.       REPRESENTATIONS AND WARRANTIES OF SELLER.

The Acquired Companies and the Selling Shareholders jointly and severally represent and warrant to Buyer that the statements contained in this Section 3 are true, correct and complete as of the date of this Agreement and the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule delivered by the Acquired Companies and the Selling Shareholders to the Buyer (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

3.1      ORGANIZATION AND GOOD STANDING

(a) Section 3.1 of the Disclosure Schedule contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) Each Acquired Company has delivered to Buyer copies of its Organizational Documents, as currently in effect.

3.2      AUTHORITY; NO CONFLICT.

(a) This Agreement constitutes the legal, valid, and binding obligation of the Acquired Companies and the Sellers, enforceable against the Acquired Companies and the Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Management Agreements and the Lease (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. The Acquired Companies and the Sellers, respectively, have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform each of their obligations under this Agreement and the Sellers' Closing Documents, respectively.

(b) Except as set forth in Section 3.2(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time);

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies or (B) any resolution adopted by the Board of Directors or the stockholders of the Acquired Companies;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Acquired Companies or any Seller, or any of the assets owned or used by any Acquired Company, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Acquired Companies or that otherwise relates to the business of, or any of the assets owned or used by, the Acquired Companies;

(iv) cause Buyer or the Acquired Companies to become subject to, or to become liable for the payment of, any Tax;

(v) cause any of the assets owned by the Acquired Companies to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Acquired Companies.

(c) Except as set forth in Section 3.2(c) of the Disclosure Schedule, neither any of the Acquired Companies nor any Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3      CAPITALIZATION

(a) The authorized equity securities of ULMIN consist of 600.000 shares of common stock, par value $ 1,00 per share, of which 600.000 shares are issued and outstanding and constitute the Shares. The Selling Shareholders are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. Fraga owns 50% (fifty percent) of the Shares and Junginger owns 50% (fifty percent) of the Shares. With the exception of the Shares (which are owned by Selling Shareholders), all of the outstanding equity securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of the Acquired Companies have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Acquired Companies. None of the outstanding equity securities or other securities of the Acquired Companies was issued in violation of any Legal Requirement. The Acquired Companies do not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Sellers shall bear all annual fees, taxes, costs and expenses related to the maintenance and to the eventual liquidation/substitution of ULMIN, in case of its future take over by the Buyer.

3.4      FINANCIAL STATEMENTS

Sellers have delivered to Buyer: (a) audited balance sheets of Datalink as of June 30, 1998 (including the notes thereto) and the related consolidated statements of income, together with the report thereon of Price Waterhouse Auditores Independentes, independent accountants; (b) an unaudited consolidated balance sheet of Acquired Companies as at July 31, 1998 as prepared by GAAP, Inc. Auditors and Consultores and the related unaudited consolidated statements of income and changes in stockholders' equity, and cash flow for the months then ended. Such financial statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Datalink as at the of and for the periods referred to in such financial statements, all in accordance with GAAP (Generally Accepted Accounting Principles), subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than Datalink are required by GAAP to be included in the consolidated financial statements of the Company.

3.5      BOOKS AND RECORDS

The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are true, complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minutes books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

3.6      OWNED REAL ESTATE

Section 3.6 of the Disclosure Schedule sets forth a true and correct and complete list of all parcels of real estate owned by the Acquired Companies (the "Real Property"). Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such Real Property and interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Acquired Companies or the Selling Shareholders and relating to such property or interests. Each Acquired Company has good and marketable title to all of the Real Property owned by it and owns the Real Property in fee simple absolute, free and clear of any assessment, claim, lease, charge, mortgage, security interest, conditional sale agreement or other title retention agreement, restriction (including any zoning use or building restriction) easement or lien or Encumbrance of any kind or nature whatsoever and free and clear of any pending proposed or threatened zoning or use or building change or condemnation proceeding.

All permits and authorizations required by any Governmental Body with respect to the use, occupancy or operation of the Real Property and of all real estate leased by the Acquired Companies have been obtained and are in full force and effect, and all the buildings and improvements erected thereon and the present use of the Real Property and of any such leased real estate is in compliance in all respects with all applicable zoning, development, fire, health and building Legal Requirement. There are no service, management, employment, collective bargaining or pension agreements, or any other agreements which in any way affect any of the Real Property or any real estate leased by the Acquired Companies or the use, occupancy, ownership or operation thereof, and there exist neither contracts nor agreements which contain covenants relating to compensation or occupation or possession of any such Real Property or leased real estate. No parties have rights or options to occupy, lease or purchase any such property. There is no claim or proceeding pending or, to the Knowledge of the Acquired Companies or the Sellers, Threatened by any Person or Governmental Body which would affect the use, occupancy for value of any other Real Property or the real estate leased by the Acquired Companies. The Acquired Companies and the Sellers have no knowledge, nor has either received notice, of any violation of any federal, state, foreign or local Legal Requirement in respect of any such property.

3.7      LEASED REAL PROPERTY

The Acquired Companies, either individually or collectively, is the lessee under the real estate leases described Section 3.7 of the Disclosure Schedule. True, correct and complete copies of said leases and any amendments, extensions and renewals thereof have heretofore been delivered by the Acquired Companies. The Acquired Companies enjoy quiet and undisturbed possession under each of said leases. Except as set forth in Section 3.7 of the Disclosure Schedule the Acquired Companies' interest in each of such leases is free and clear of any mortgages and liens, is not subject to any deeds of trust, assignment, subleases or rights of any third parties other than the lessor thereof, is fully assignable without the consent of any third party and may be subleased without the consent of any third party. Such leased real estate is free and clear of any zoning or use or building restriction or any pending, proposed or Threatened zoning or use or building restriction which would now, or on the Closing Date or thereafter, interfere with the present use of any of such leased real estate. Except as set forth in Section 3.7 of the Disclosure Schedule, said leases are valid and binding and in full force and effect, and are not now, and on the Closing Date will not be, in default as to the payment of rent or otherwise. None of the Contemplated Transactions will constitute an event of default under any of said leases and the continuation, validity and effectiveness of such leases will not be adversely affected by the Contemplated Transactions.

3.8      OWNED AND LEASED TANGIBLE PERSONAL PROPERTY

Section 3.8 of the Disclosure Schedule sets forth a true and correct list and brief description of all of the machinery, tools, software programs, firmware, equipment, automobiles, furniture, fixtures, other tangible property in any form whatsoever embodying information and know-how with respect to the business of the Acquired Companies and other items of tangible personal property owned or leased by the Acquired Companies, all being located as indicated thereon, and all being freely removable by the Acquired Companies unless otherwise stated hereinafter (collectively, "Tangible Personal Property"). The Acquired Companies have, and will have on the Closing Date, all right, title and interest in, and good and marketable title to, the Tangible Personal Property, free and clear of any claim, lease, pledge, mortgage, security interest, conditional sale agreement or other title retention agreement, restriction, lien or Encumbrance of any kind or nature whatsoever. Except as set forth Section 3.8 of the Disclosure Schedule, each lease and license relating to any of the Tangible Personal Property is valid and binding and in full force and effect, and is not in default as to the payment of rent or otherwise. True, complete and correct copies of all leases and licenses relating to the Tangible Personal Property have heretofore been delivered by the Acquired Companies to Buyer. None of the Contemplated Transactions will constitute an event of default under any of said leases or licenses and the continuation, validity and effectiveness of such leases and licenses will not be adversely affected by the Contemplated Transactions.

3.9      CONDITIONS OF BUILDINGS AND TANGIBLE PERSONAL PROPERTY

All of the Real Property and items of Tangible Personal Property owned, leased or used by the Acquired Companies are in good operating condition and repair, comply in all respects with applicable Legal Requirements, including but not limited to zoning, building and fire codes, and are suitable and sufficient for the present and intended conduct of the businesses of the Acquired Companies and none of such Real Property and Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Real Property and each item of Tangible Personal Property owned or leased by the Acquired Companies is adequately covered by one of the insurance policies described in Section 3.23 hereto.

3.10     ACCOUNTS AND NOTES RECEIVABLES

The accounts and notes receivable reflected on the Balance Sheet of each Acquired Company are free and clear of any claim, security interest, pledge or lien or Encumbrance of any kind or nature whatsoever, and are good and fully collectible (net of reserves) in the normal course of business within ninety
(90) days of said date without setoff, third-party collection efforts or suit, and the subsequently created accounts and notes receivable of the Acquired Companies from the date of the Balance Sheet to the Closing Date will be free and clear of any claim, pledge, security interest or lien or Encumbrance of any kind or nature whatsoever, and will be good and fully collectible in the normal course of business within ninety (90) days of the Closing Date without setoff, third-party collection efforts or suit. There are no pending, nor to the best Knowledge of the Acquired Companies or the Sellers, Threatened disputes with third-party payors as to any claim or receivable of the Acquired Companies, and there are no claims by third-party payors for the repayment or refund or offset of alleged overpayments to the Acquired Companies except those which, individually or in the aggregate, will not have an adverse effect on any of the Acquired Companies' results of operations, financial condition, liquidity, business or prospects.

Sellers and Buyers acknowledge that a certain account receivable, currently entered on the books at R$ 478.737,00 has not been credited as an asset in the calculation of working capital. In the event Datalink collects all or part of that account receivable, the proceeds shall be payable to Sellers. The same shall prevail in the case that the right of the Fiscal Authorities to claim against the credit has elapsed.

3.11     CONTRACTS

Except as set forth in Section 3.11 of the Disclosure Schedule, all contracts and agreements, including any amendments or supplements thereto, of any nature to which any of the Acquired Companies is a party have been duly and validly executed by all parties, and are in full force and effect as of the date hereof. Except as set forth in Section 3.11 of the Disclosure Schedule, no event has occurred or condition or state of facts exists which, after notice or the passage of time, would constitute a default under any such contract as to time or manner of performance, or as to warranties thereunder, or otherwise. Except as set forth in Section 3.11 of the Disclosure Schedule, all such contracts will continue to be binding in accordance with their respective terms until their respective expiration dates, and none are reasonably anticipated to result in a loss to any Acquired Company, or in a margin of profit lower than normal, upon completion.

3.12     INVENTORIES AND SUPPLIES

The inventories and/or supplies of the Acquired Companies are reflected accurately on the Balance Sheet. In addition, all inventory of the Acquired Companies, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

3.13     PREPAID ITEMS AND DEPOSITS

Section 3.13 of the Disclosure Schedule describes all of the prepaid items and deposits of the Acquired Companies as of the date hereof.

3.14     OTHER ASSETS

All other assets, both tangible and intangible, owned by the Acquired Companies are reflected accurately on the Balance Sheet and the Interim Balance Sheet and are free and clear of any claim, lease, pledge, mortgage, security interest, collateral assignment, conditional sale agreement or other title retention agreement, restriction or lease or lien or Encumbrance of any kind or nature whatsoever.

In the event that any asset is subsequently discovered which, under the calculations set forth in Paragraph 2.3, would have resulted in additional payments to Sellers, Datalink shall pay the value of such asset to Sellers.


3.15     BANK AND PERSONNEL MATTERS

Section 3.15 of the Disclosure Schedule contains a true, complete and correct list of: (i) the names of all banks and other financial institutions (with account numbers) in which any of the Acquired Companies has an account or safety deposit box, and all of the brokerage firms and other entities and persons holding funds or investments of the Acquired Companies, and the names of all persons authorized to draw thereon or have access thereto; (ii) the names of all incumbent directors and officers of the Acquired Companies; (iii) the names and job designations, descriptions and locations of all consultants and agents of the Acquired Companies, the remuneration of each for the years 1995, 1996, 1997, and 1998 including fringe benefits, and the basis for determining such remuneration if other than a fixed salary rate; and (iv) the names of all persons holding powers of attorney from the Acquired Companies and a summary statement of the terms thereof. There shall be no change in any of the foregoing from the date hereof through the Closing Date without the prior written consent of Buyer.

3.16     NO UNDISCLOSED LIABILITIES

Except as set forth in Section 3.16 of the Disclosure Schedule, the Acquired Companies have no liabilities or obligations of any nature (whether Known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

In the event that any liability is subsequently discovered which, under the calculations set forth in Paragraph 2.3, would have resulted in reduced withdrawals from Datalink, Sellers shall pay the value of such liability to Datalink.

3.17     TAXES

(a) Datalink has filed or caused to be filed (on a timely basis since 1994) all Tax Returns that are or were required to be filed by it pursuant to applicable Legal Requirements. Since Uruguay Company and Holding Company have been incorporated on 1998, they have been not subject to any Tax Return taxation. Sellers have delivered to Buyer copies of, and Schedule 3.17 hereto contains a complete and accurate list of, all such Tax Returns of Datalink filed since 1994. Acquired Companies has paid, or made provisions for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or Acquired
Companies, except such Taxes, if any, as are listed in Schedule 3.17 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

(b) The charges, accruals, and reserves with respect to Taxes on the books of Acquired Companies are adequate (determined in accordance with GAAP) and are at least equal to Acquired Companies's liability for Taxes. There exists no proposed tax assessment against Acquired Companies except as disclosed in the Balance Sheet or on Schedule 3.17. All Taxes that Acquired Companies is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(c) All Tax Returns filed by Acquired Companies are true, correct, and complete. There is no tax sharing agreement that will require any payment by Acquired Companies after the date of this Agreement.

3.18     NO MATERIAL ADVERSE CHANGE.

Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Acquired Companies, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.19     EMPLOYEE MATTERS

(a) Acquired Companies is not at present nor during the five (5) year period preceding the Closing Date has been, a sponsor of, party to or obligated to contribute to any employee benefit plan (as defined in ss 3 (3) of ("ERISA"), or any employment contract, employee loan, incentive compensation, profit sharing, retirement, pension, deferred compensation, severance, termination pay, stock option or purchase plan, guaranteed annual income plan, fund or arrangement, payroll incentive, policy, fund, agreement or arrangement, non-competition or consulting agreement, hospitalization, disability, life or other insurance plan, or other employee fringe benefit program or plan, or any other plan, payroll practice, policy fund agreement or arrangement similar to or in the nature of the foregoing, oral or written ("Employee Benefit Plans" or "Plans"), and has not been a party to any collective bargaining agreements currently in effect or in effect during the five-year period preceding the Closing Date, except as set forth on Schedule 3.19 hereto. Schedule 3.19 identifies which of such Plans is a multiemployer plan as defined in Section 3(37) of ERISA. True, correct and complete copies of all written Plans and labor agreements, and true, correct and complete written descriptions of all of the oral Plans described in Schedule
3.19 have heretofore been delivered by Acquired Companies to Buyer.

(b) Except as disclosed on Schedule 3.19 Acquired Companies does not have any unfunded liabilities, or potential, contingent or actual multiemployer plan withdrawal liabilities, on account of or in connection with any of the Plans or otherwise, all contributions or premium payments due from Acquired Companies to such Plans have been paid in a timely manner, and any additional contributions or premium payments due on or before the Closing Date shall have been paid by that date.

(c) With respect to each Employee Benefit Plan (other than a Plan which is a multiemployer plan as defined in Section 3(37) of ERISA):

(i) all disclosures to employees relating to each such Plan and required to have been made on or before the Closing Date have been or will be duly made by that date;

(ii) there is no litigation, disputed claim (other than routine claims for benefits), Proceeding, inquiry or investigation pending or Threatened with respect to each such Plan, its related trust, or any fiduciary, administrator or sponsor of such Plan;

(iii) each such Plan has been established, maintained, funded and administered in all respects in accordance with its governing documents, and any applicable provisions of ERISA, the Internal Revenue Code, other applicable law, and all regulations promulgated thereunder;

(iv) Acquired Companies has delivered to Buyer a true, correct and complete copy of (A) each trust or custodial agreement and each deposit administration, group annuity, insurance or other funding contract associated with each such Plan, (B) the most recent financial information for each such Plan, (C) the most recent actuarial or valuation report relating to each such Plan, (D) if applicable, the most recent return/report of each Plan (including attachments) required to be filed with any Governmental Body, (E) the Plan document for each such Plan, (F) the summary Plan description (including summaries of material modifications, if any) for each such Plan and (G) if applicable, each Form 5310 (application for Determination Upon Termination, etc.) filed with the IRS or the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any Plan in the current Plan year or any of the five (5) Plan years preceding the current Plan year;

(v) neither any such Plan nor any fiduciary has engaged in a prohibited transaction as defined in ERISA sec 406 or IRC sec 4975 (for which no individual or class exemption exists under ERISA sec 408 or IRC sec 4975, respectively);

(vi) all filings and reports as to each such Plan required to have been made on or before the Closing Date to the IRS, or to the United States Department of Labor or to the PBGC, have been or will be duly made by that date;

(vii) each such Plan which is intended to qualify as a tax-qualified retirement plan under IRC s 401(a) has received a favorable determination letter(s) from the IRS as to qualification of such Plan for the period from its adoption through the Closing Date, other than with respect to amendments timely made to each such Plan to comply with the requirements of the Tax Reform Act of 1986 for which an application for determination letter for each such Plan is pending with the IRS as of the Closing date; nothing has occurred, whether by action or failure to act, which has resulted in or would cause the loss of such qualification; and each trust thereunder is exempt from tax pursuant to IRC s 501(a);

(viii) no event has occurred and no condition exists relating to any such Plan that would subject Acquired Companies to any tax under IRC ss 4972 or 4979, or to any liability under ERISA s 502; and

(ix) to the extent applicable, each such Plan has been funded in accordance with its governing documents, ERISA and the IRC, has not experienced any accumulated funding deficiency (whether or not waived) and has not exceeded its full funding limitation (within the meaning of IRC s 412) at any time.

(d) Acquired Companies has not had and does not have any Plan subject to the Title IV of ERISA ("Pension Plan") which covers employees of Acquired Companies (or any person, firm or corporation which is or was under common control within the meaning of s 4001(b) of ERISA with Acquired Companies ("affiliate") during the period of such common control).

(e) Acquired Companies has not had and does not contribute to any Pension Plan which is a multiemployer plan as defined in Section 3(37) of ERISA.

(f) With respect to any Plan which provides group health benefits to employees of Acquired Companies and is subject to the requirements of IRC s 4980B and ERISA Title I Part 6 ("COBRA"):

(i) such group health plan has been administered in every respect in accordance with its governing documents and COBRA; and

(ii) all filings, reports, premium payments (if any) and notices as to each such group health plan required to have been made on or before the Closing Date to Government Bodies, participants and/or beneficiaries have been or will be duly made by that date.

(g) Except as disclosed on Schedule 3.19, Acquired Companies is not obligated to nor does it (directly or indirectly) provide death benefits or health care coverage to any former employees or retirees.

(h) Set forth on Schedule 3.19 is a true and correct list of all employees of Acquired Companies, together with the remuneration (for period identified on the schedule) of each such employee for the years 1995, 1996, and 1997.

3.20     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL     AUTHORIZATIONS

(a)      Except as set forth in Section 3.20 of the Disclosure Schedule:

(i) Each Acquired Company is in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Acquired Companies of, or a failure on the part of the Acquired Companies to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Acquired Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Each Acquired Company has not has received at any time any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Section 3.20 of the Disclosure Schedule sets forth a complete and accurate list of each Governmental Authorization that is held by the Acquired Companies or that otherwise relates to the business of, or to any of the assets owned or used by, the Acquired Companies. Each Governmental Authorization listed or required to be listed in Section 3.20 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 3.20 of the Disclosure
Schedule:

(i) The Acquired Companies are, and at all times have been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.20 of the Disclosure Schedule;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of, or a failure to comply with, any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.20 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.20 of the Disclosure Schedule;

(iii) the Acquired Companies have not received at any time any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.20 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Section 3.20 of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and permits the Acquired Companies to own and use its assets in the manner in which it currently owns and uses such assets.

3.21     LEGAL PROCEEDINGS; ORDERS

a) Except as set forth in Section 3.21 of the Disclosure Schedule, there is no pending Proceeding:

(i) that has been commenced by or against the Acquired Companies or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Acquired Companies; or

(ii)  that  challenges,  or that may have the  effect of  preventing,  delaying,
making  illegal,  or  otherwise   interfering  with,  any  of  the  Contemplated
Transactions.

To the Knowledge of the Acquired Companies and the Selling Shareholders, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 3.21 of the Disclosure Schedule. The Proceedings listed in
Section 3.21 of the Disclosure Schedule will not have a material adverse effect on the businesses, operations, assets, condition, or prospects of the Acquired Companies.

(b)      Except as set forth in Section 3.21 of the Disclosure Schedule:

(i) there is no Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject;

(ii) neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Acquired Companies; and

(iii) no officer, director, agent, or employee of the Acquired Companies is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the businesses of the Acquired Companies.

c) Except as set forth in Section 3.21 of the Disclosure Schedule:

(i) The Acquired Companies are and at all times have been in full compliance with all of the terms and requirements of each Order to which each, or any of the assets owned or used by each, is or has been subject;

(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of, or failure to comply with, any term or requirement of any Order to which the Acquired Companies, or any of the assets owned or used by the Acquired Companies, are subject; and

(iii) the Acquired Companies have not received at any time any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

3.22     ABSENCE OF CERTAIN CHANGES AND EVENTS.

Except as set forth in Section 3.22 of the Disclosure Schedule, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business, and there has not been any:

(a) change in the Acquired Companies' authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any of the Acquired Companies; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any of the Acquired Companies of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

b) amendment to the Organizational Documents of any of the Acquired Companies;

(c) payment or increase by any of the Acquired Companies of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any of the Acquired Companies;

(e) damage to or destruction or loss of any asset or property of any of the Acquired Companies whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of any of the Acquired Companies, taken as a whole;

(f) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any of the Acquired Companies or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any of the Acquired Companies, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

g) material change in the accounting methods used by the Acquired Companies; or

(h) agreement, whether oral or written, by the Acquired Companies to do any of the foregoing.

3.23     INSURANCE.

Section 3.23 of the Disclosure Schedule lists all polices of insurance and all surety and other bonds to which the Acquired Companies now is a party, specifying for each policy or bond the insurer, the amount of coverage, the type of insurance and any pending claims thereunder. All of such policies and bonds which have expired were valid and in full force and effect during their respective terms, and all other of such policies and bonds are valid and in full force and effect at present, and no claim has been made, or notice given, and to the best Knowledge of the Acquired Companies and the Selling Shareholders, there exists no ground to cancel or avoid any of said policies or bonds or to reduce the coverage provided thereby. No claims have been made or amounts paid pursuant to such insurance policies except as set forth in Section 3.23 of the Disclosure Schedule. Such policies provide reasonably adequate coverage in adequate amounts to insure the assets of the Acquired Companies and the risks of the business of the Acquired Companies in accordance with practices in the industry. All of said insurance policies and bonds which are now in effect shall continue to remain in full force and effect during their respective terms. The Acquired Companies have not during the past three (3) years been denied or had revoked or rescinded by a carrier any policy of insurance. Each of the Acquired Companies is not in default regarding the provisions of any policy insuring the Acquired Companies and has not failed to give any notice or present any claim required under any such policy in due and timely fashion. There are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the businesses of the Acquired Companies which require or recommend changes in the conduct of the businesses of the Acquired Companies or require any repairs or other work to be done with respect to any of the properties, assets or operations of the Acquired Companies. Except as disclosed on Section 3.23 of the Disclosure Schedule, any policies expiring prior to the Closing Date will be renewed or extended upon substantially the same terms and at substantially the same premiums.

3.24     ENVIRONMENTAL MATTERS.

Except as set forth on Schedule 3.24 hereto:

(a) Acquired Companies is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Sellers nor Acquired Companies have any basis to expect, nor has any of them or any other person for whose conduct that are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or Acquired Companies has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, Acquired Companies, or any other person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or, to the Knowledge of Sellers and Acquired Companies, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or Acquired Companies has or had an interest.

(c) Neither Sellers nor Acquired Companies has Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, (or of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or Acquired Companies had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, Acquired Companies, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) Neither Sellers nor Acquired Companies, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or to the Knowledge of Sellers and Acquired Companies, with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or Acquired Companies (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e) There are no Hazardous Materials present on or in the Environmental at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, Acquired Companies, any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Sellers and Acquired Companies, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or Acquired Companies has or had an interest.

(f) There has been no Release or, to the Knowledge of Sellers and Acquired Companies, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or Acquired Companies has or had an interest, or to the Knowledge of Sellers and Acquired Companies, any geologically or hydrologically adjoining property, whether by Sellers, Acquired Companies, or any other Person.

(g) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or Acquired Companies pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, Acquired Companies, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.25     LABOR RELATIONS; COMPLIANCE

Acquired Companies has not been or is not a party to any collective bargaining or other labor Contract. There has never been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Acquired Companies relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity, or other labor or employment dispute against or affecting Acquired Companies or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Acquired Companies, and no such action is contemplated by Acquired Companies. Acquired Companies has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Acquired Companies is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.26     INTELLECTUAL PROPERTY ASSETS

(a) The Acquired Companies have all right, title and interest, free and clear of any liens, charges, encumbrances, restrictions, royalties or any claims of ownership by third parties whatsoever, to all intellectual property assets of the Acquired Companies used in connection with businesses of the Acquired Companies, including without limitation all patents and reissues, divisions, continuations and extensions of such patents, patents pending and applications for patents, patent disclosures docketed, registered and unregistered trademarks and service marks and applications for such trademarks and service marks, trade names, registered and unregistered copyrights and applications for copyright registration, all trade secrets, know-how, and all rights under any leases, licenses, franchises, permits, authorizations, agreements and arrangements with respect to such intellectual property assets (hereinafter all of the foregoing are collectively referred to as "Intellectual Property Assets"), whether owned by the Acquired Companies or owned by others and used by the Acquired Companies. All true and correct and complete copies of all such leases, licenses, franchises, permits, authorizations, agreements and arrangements have heretofore been delivered by the Acquired Companies to Buyer. Section 3.26 of the Disclosure Schedule describes all of such Intellectual Property Assets of the Acquired Companies in full. The Acquired Companies have full right and power to assign all lease and license rights with respect to such Intellectual Property Assets.

(b) The Intellectual Property Assets of the Acquired Companies are fully sufficient to enable the Acquired Companies to produce and sell all products sold or presently intended to be sold by the Acquired Companies and such products will operate in accordance with the functional specifications and instructions set forth in the Acquired Companies' written documentation, whether published or unpublished, as such documentation is identified in Section 3.26 of the Disclosure Schedule, and in accordance with any other descriptions included in the Disclosure Schedule.

(c) There exist no pending or, to the Knowledge of the Acquired Companies and the Selling Shareholders, Threatened litigation, actions, lawsuits or claims, including without limitation to the filing or Threatened filing, whether voluntary or involuntary, of insolvency or bankruptcy proceedings or forfeiture proceedings against the Acquired Companies, claims of infringement or misappropriation, or other claims adverse to the ownership rights of the Acquired Companies with respect to the Intellectual Property Assets of the Acquired Companies.

(d) No failure to maintain and adequately protect exists with respect to any of the Intellectual Property Assets, including maintenance payments thereof and renewals or extensions thereof, except as expressly disclosed in Section 3.26 of the Disclosure Schedule.

(e) The Acquired Companies own or is a licensee of all Intellectual Property Assets, and the Acquired Companies have all rights to assign all such license rights and/or to sublicense such rights and/or to grant sublicense rights to others as necessary to conduct the present businesses of the Acquired Companies.

(f) The Acquired Companies have not consented to or otherwise knowingly acquiesced in the use by another person or entity of any of the Acquired Companies' name or a name that is substantially similar to any of the Acquired Companies' name.

3.27     MATERIAL AND AFFILIATE CONTRACTS

Section 3.27 of the Disclosure Schedule sets forth a list of all other (i.e., not identified on one or more of the sections to the Disclosure Schedule) oral and written contracts, commitments, or other agreements to which any of the Acquired Companies is a party or by which any of the Acquired Companies or any of the assets or properties of the Acquired Companies are bound or subject (a) requiring or reasonably anticipated to require the payment by any of the Acquired Companies of more than $10,000 in any twelve-month period, (b) under which any of the Acquired Companies is entitled to receive $10,000 or more annually, (c) covering indebtedness of any of the Acquired Companies in the principal amount of $10,000 or more, (d) covering the employment of any employee of any of the Acquired Companies, (e) not terminable by any of the Acquired Companies, without penalty, within thirty (30) days following the Closing Date,
(f) terminable by or on behalf of the other party thereto on sixty (60) days' notice or less, (g) which obligates any of the Acquired Companies to act as a guarantor or surety irrespective of the amount involved, (h) which are provider, service or similar agreements, or (i) which are capital leases, loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements or equipment financing agreements (collectively, the "Material Contracts"). True, correct and complete copies of the written Material Contracts and true, correct and complete written descriptions of the oral Material Contracts have heretofore been delivered by the Acquired Companies to Buyer.

There are no contracts, agreements, purchase orders, commitments, leases, agreements, understandings or arrangements, including loan arrangements, between any of the Acquired Companies and any of their officers, directors or shareholders, or any related or affiliated person, corporation or other entity, except as set forth in Section 3.27 of the Disclosure Schedule (a true, correct and complete copy of each such written document and a true, correct and complete written description of each such oral relationship having heretofore been delivered by the Acquired Companies to Buyer) (collectively, the "Affiliate Contracts"), and none shall be entered into by any of the Acquired Companies from the date hereof through the Closing Date without the prior written consent of Buyer.

Except as set forth in Section 3.27 of the Disclosure Schedule, all of the Material Contracts and Affiliate Contracts are in full force and effect, and there exists no default by any of the Acquired Companies or to the best Knowledge of the Acquired Companies or the Selling Shareholders, any other party thereto, and no event has occurred which, through notice or the passage of time or otherwise, would result in a default by any of the Acquired Companies from the date hereof through the Closing Date without the prior written consent of Buyer.

3.28     CERTAIN PAYMENTS.

Neither the Acquired Companies nor any director, officer, agent, or employee of the Acquired Companies, or any other Person associated with or acting for or on behalf of the Acquired Companies, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Acquired Companies or any affiliate of the Acquired Companies, or
(iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.


3.29     COMPUTER PROGRAMS AND SOFTWARE.

All software developed by any Acquired Company or Selling Shareholder and used by any Acquired Company (the "Software") and all updates thereto will, and to the best Knowledge of the Acquired Companies and the Sellers, all other software used by any Acquired Company (the "Other Software") will, prior to December 1, 1999, correctly handle the change of the century in a standard and compliant manner, including the year 2000 and beyond as well as the leap year and the absence of leap year, and will operate accurately in all respects with respect to date related operations. For purposes of this Agreement, compliance with the foregoing shall mean that the Software and the Other Software will operate and correctly process such that (i) calculations using dates execute utilizing a four digit year, (ii) the Software and the Other Software functionality, including, but not limited to, entry, inquiry, maintenance, update and display (whether online, batch or otherwise) shall support four digit year processing,
(iii) interfaces and reports shall support four digit year processing, (iv) successful transition to the year 2000, processing with a four digit year shall occur without human intervention, (vi) all leap years shall be calculated correctly, (vii) correct results shall be produced in forward and backward date calculations spanning century boundaries, including the conversion of previous years currently stored as two digits, and (viii) the Software and the Other Software complies with industry standards regarding the change of the century and year 2000 compliance.

All Software and Other Software have been validly acquired by Acquired Companies and are duly registered on the name of Datalink.

3.30     DISCLOSURE.

(a) No representation or warranty of the Acquired Companies or the Selling Shareholders in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c) There is no fact Known to the Acquired Companies or the Selling Shareholders that has specific application to the Acquired Companies (other than general economic or industry conditions) and that materially adversely affects or, as far as the Acquired Companies or the Selling Shareholders can foresee, materially threatens the assets, business, prospects, financial condition, or results of operations of the Acquired Companies that has not been set forth in this Agreement or the Disclosure Schedule.

3.31     BROKERS OR FINDERS.

The Acquired Companies and the Selling Shareholders and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer  represents  and  warrants  to the  Acquired  Companies  and  the  Selling
Shareholders and covenants and agrees with the Acquired Companies and the Selling Shareholders as follows:

4.1      ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer has the corporate power and authority to carry on its business as presently conducted.

4.2      AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Management Agreements and the Lease (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

i) any provision of Buyer's Organizational Documents;

ii) any resolution adopted by the board of directors or the stockholders of Buyer;

iii) any Legal Requirement or Order to which Buyer may be subject; or
iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.


4.3      INVESTMENT INTENT.

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4      CERTAIN PROCEEDINGS.

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.5      BROKERS OR FINDERS.

or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

5.       COVENANTS OF THE ACQUIRED COMPANIES AND THE SELLERS.

he Acquired Companies and the Selling Shareholders covenant and agree to the following:

5.1      ACCESS AND INVESTIGATION.

Between the date of this Agreement and the Closing Date, the Acquired Companies and the Selling Shareholders will, and will cause its or their Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Acquired Companies' personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2      OPERATION OF THE BUSINESS OF THE ACQUIRED COMPANIES.

Between the date of this Agreement and the Closing Date, the Acquired Companies and the Selling Shareholders will:

a) conduct the businesses of the Acquired Companies only in the Ordinary Course of Business;

(b) use their Best Efforts to preserve intact the current business organization of the Acquired Companies, keep available the services of the current officers, employees, and agents of the Acquired Companies, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Acquired Companies;

(c) confer with Buyer concerning operational matters of a material nature; and

(d) otherwise report periodically to Buyer concerning the status of the businesses, operations, and finances of the Acquired Companies.

5.3      NEGATIVE COVENANT.

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Acquired Companies and the Selling Shareholders will not, without the prior written consent of Buyer, take any affirmative action, or fail to take any reasonable action within its or their control, as a result of which any of the changes or events listed in Section
3.22 is likely to occur.

5.4      REQUIRED APPROVALS.

As promptly as practicable after the date of this Agreement, the Acquired Companies and the Selling Shareholders will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Acquired Companies and the Selling Shareholders will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

5.5      NOTIFICATION.

Between the date of this Agreement and the Closing Date, the Acquired Companies and the Selling Shareholders will promptly notify Buyer in writing if either the Acquired Companies or any Selling Shareholder becomes aware of any fact or condition that causes or constitutes a Breach of any of the representations and warranties of the Acquired Companies and the Selling Shareholders as of the date of this Agreement, or if the Acquired Companies or any Selling Shareholder becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, the Acquired Companies or any Selling Shareholder will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, the Acquired Companies or any Selling Shareholder will promptly notify Buyer of the occurrence of any Breach of any covenant of the Acquired Companies or the Selling Shareholders in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.


5.6      PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

Except as expressly provided in this Agreement, the Acquired Companies and the Selling Shareholders will cause all indebtedness owed to any of the Acquired Companies by either a Selling Shareholder or any related Person of the Acquired Companies or a Selling Shareholder to be paid in full prior to Closing.

5.7      NO NEGOTIATION.

Until such time, if any, as this Agreement is terminated pursuant to Section9, the Acquired Companies and the Selling Shareholders will not, and will cause the Acquired Companies' Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Acquired Companies, or any of the capital stock of the Acquired Companies, or any merger, consolidation, business combination, or similar transaction involving the Acquired Companies.


5.8      BEST EFFORTS
Between the date of this Agreement and the Closing Date, the Acquired Companies and the Selling Shareholders will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.


6.       COVENANTS OF JPM

The Buyer covenants and agrees to the following:


6.1      APPROVALS OF GOVERNMENTAL BODIES.

As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will cooperate with Sellers with respect to all filings that Acquired Companies or the Selling Shareholders are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Section 3.2 of the Disclosure Schedule; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.


6.2      BEST EFFORTS.

Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.


6.3.     UNDISCLOSED DATALINK ASSETS

Following the Closing Date, in the event any asset of Datalink becomes known which is attributable to, and arose during, the period prior to the Closing Date, which was not disclosed on the Balance Sheet and/or Interim Balance Sheet, and which the Selling Shareholders had no prior Knowledge of, Buyer will pay and distribute such asset to the Selling Shareholders.


6.4      CONDUCTING BUSINESS

So long as Buyer has any ownership interest in Datalink, whether directly or indirectly through one or more Subsidiaries, Buyer will not manufacture, distribute or sell any product in Sao Paulo, Brazil which is substantially similar to those manufactured, distributed and sold by Datalink except through Datalink.


7.       CONDITIONS PRECEDENT TO JPM'S OBLIGATION TO CLOSE.

Buyer's obligation to purchase the Shares and Buyer's obligation to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):


7.1      ACCURACY OF REPRESENTATIONS.

All of the Acquired Companies' and the Selling Shareholders' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to any Schedule hereto.

7.2      NO MATERIAL ADVERSE CHANGE.

Since the date of the Balance Sheet, there shall have been no material adverse change in the financial condition, assets, or liabilities of the Acquired Companies.


7.3      NO LOSS.

Since the date of the Balance Sheet, the Acquired Companies shall not have suffered any loss on account of fire, flood, accident, strike or other calamity which has a material adverse effect on the financial condition or any assets of the Acquired Companies, whether or not such loss shall have been covered by insurance.


7.4      CERTIFICATE.

The President or Chief Executive Officer, as the case may be, of ULMIN shall have executed and delivered to Buyer on the Closing Date a Certificate, dated that date, in form and substance reasonably satisfactory to Buyer and its legal counsel, to the effect that each of the provisions of Sections 7.1, 7.2 and 7.3 of this Article 7 is true and correct in every respect.


7.5      PERFORMANCE.

(a) All of the covenants and obligations that the Acquired Companies and the Selling Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b) The Acquired Companies and the Selling Shareholders shall have delivered each of the documents required to be delivered by them pursuant to Section 2.6(a).


7.6      CONSENTS

Each of the Consents identified in Section 3.2 of the Disclosure Schedule must have been obtained and must be in full force and effect.


7.7      ADDITIONAL DOCUMENTS

Each of the following documents must have been delivered to Buyer:

(a) an opinion of Sellers' and the Acquired Companies' counsel, dated the Closing Date, in the form of Exhibit 7.7(a);

(b) a good standing certificate or similar certificate and certified Organizational Documents of the Acquired Companies, as of the Closing Date and a good standing certificate from each jurisdiction in which each of the Acquired Companies is qualified to do business;

(c) copies of the resolutions duly adopted by the Board of Directors and shareholders of the Acquired Companies, respectively, authorizing the execution, delivery and performance of this Agreement and the Sellers' Closing Documents and other agreements, instruments and documents contemplated hereby, and to be delivered hereunder, duly certified by the Secretary of each of the Acquired Companies, which resolutions shall be in full force and effect at the time of delivery on the Closing Date.


7.8      NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a)involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.


7.9      NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the purchase price payable for the Shares.


7.10     NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.


7.11     DUE DILIGENCE

Buyer shall be satisfied, in its sole discretion and without regard to materiality, with the results of its due diligence with respect to the businesses, operations, condition (financial or otherwise), assets or property of the Acquired Companies and without regard to any Knowledge of such facts prior to execution of this Agreement.


8.       CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATION TO CLOSE.

The Selling Shareholders' obligation to sell the Shares and the Acquired Companies and the Selling Shareholders' obligation to take the other actions required to be taken by the Acquired Companies and the Selling Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Acquired Companies and the Selling Shareholders, in whole or in part):


8.1      ACCURACY OF REPRESENTATIONS.

All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.


8.2      CERTIFICATES.

An executive officer of Buyer shall have executed and delivered to the Acquired Companies and the Selling Shareholders on the Closing Date a Certificate, dated that date, in form and substance reasonably satisfactory to the Acquired Companies and the Selling Shareholders and their legal counsel, to the effect that the provisions of Section 8.1 hereof are true and correct in every respect.


8.3      BUYER'S PERFORMANCE.

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b) Buyer shall have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.6(b).


8.4      ADDITIONAL DOCUMENTS.

uyer shall have delivered to Acquired Companies and the Selling Shareholders the following:

(a) an opinion of Buyer's counsel dated the Closing Date, in the form of Exhibit

8.4(a) attached hereto;

(b) Such other documents as the Acquired Companies and the Selling Shareholders may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.7(a), (ii) evidencing accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.


8.5      NO INJUNCTION.

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.


9.       TERMINATION.

9.1      TERMINATION EVENTS.

This Agreement and the Contemplated Transactions may, by written notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b)(i) by Buyer if any of the conditions in Section 7 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date; or

(c)      by mutual consent of Buyer and Sellers.


9.2      EFFECT OF TERMINATION.

Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 (relating to Expenses) and 11.3 (relating to Confidentiality) will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


10.      INDEMNIFICATION; REMEDIES.

10.1     SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE.

All representations, warranties, covenants, and obligations in this Agreement, made by the Sellers, the Schedules hereto, any supplements to the Schedules hereto, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.


10.2     INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER.

Sellers,  jointly and  severally,  will indemnify and hold harmless  Buyer,  the
Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Schedules hereto), the Disclosure Schedule hereto, the supplements to the Schedules hereto, or any other certificate or document delivered by Sellers pursuant to this Agreement;

(b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules hereto, other than any such Breach that is disclosed in a supplement to any Schedules hereto and is expressly identified in the certificate delivered pursuant to
Section 7.4 as having caused the condition specified in Section 7.1 not to be satisfied;

c) any Breach by Sellers of any covenant or obligation of Sellers in this Agreement;

(d) any product shipped or manufactured by, or any services provided by, the Acquired Companies prior to the Closing Date; or

(e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or the Acquired Companies (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.


0.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS--ENVIRONMENTAL MATTERS.

In addition to the provisions of Section 10.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies and the other Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

(a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i)(A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or Acquired Companies has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii)(A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or Acquired Companies or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or Acquired Companies or by any other Person for whose conduct they are or may be held responsible; or

(b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or Acquired Companies or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or Acquired Companies or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.5 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.


10.4     INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER.

Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,
(b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.


10.5     PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

(a) Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(b) If any Proceeding referred to in Section 10.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect to any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.


10.6     PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS.

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.


11.      GENERAL PROVISIONS.

11.1     EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants; provided, however, that the Selling Shareholders shall be responsible for any and all expenses incurred by Buyer of or relating, either directly of indirectly, the formation and organization of the Acquired Companies or the assignment by the Selling Shareholders or the Acquired Companies of his or its rights hereunder, including, without limitation, expenses in connection with any due diligence, professional fees, taxes, or translation of documents. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.


11.2     PUBLIC ANNOUNCEMENTS.

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.


11.3     CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer, the Acquired Companies and Sellers to maintain in confidence, and not use to the detriment of another party, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer's request cause the Acquired Companies to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.


11.4     NOTICES.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by written notice to the other parties):

Notice to JPM shall be sufficient if given to:

The JPM Company
155 North 15th Street
Lewisburg, PA 17837
Attn:    John H. Mathias, Chief Executive Officer
Wayne A. Bromfield, Vice President and General Counsel
Telecopy: (717) 524-5664


with copies to:

Duane, Morris & Heckscher, LLP
305 North Front Street, 5th Floor
P.O. Box 1003
Harrisburg, PA 17108-1003
Attn: Scott C. Penwell, Esquire
Telecopy: (717) 232-4015

otice to the Acquired Companies and the Selling Shareholders shall be sufficient if given to:

AF DATALINK Equipamentos de Telecomunicaco Ltda.
Rua Gibraltar 314
04755-070
Sao Paulo - SP
Brazil
Attn.:   Abelardo Fraga
         Fritz Junginger
Telecopy: (011) 247-2501

with copies to:

ADVOCACIA International
Avenida Paulista, 807 - conjs. 1601/1612
01311-100
Sao Paulo - SP
Brazil
Attn.: Rubens Gasparian
Telecopy: (011) 288-0047




11.5     JURISDICTION; SERVICE OF PROCESS.

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Pennsylvania, County of Union, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Pennsylvania, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. However, in the event the Buyer decides to file a claim against the Acquired Companies and/or against the Selling Shareholders, Buyer is entitled at is own discretion to choose the alternative jurisdiction of the Courts of the city of Sao Paulo, Estate of Sao Paulo, Brazil. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6     FURTHER ASSURANCES.

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.


11.7     WAIVER.

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.


11.8     ENTIRE AGREEMENT AND MODIFICATION.

This Agreement supersedes all prior and contemporaneous agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by written agreement executed by the parties.


11.9     SCHEDULES.

(a) The disclosures in the Schedules hereto, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in any Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.


11.10    ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.


11.11    SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.


11.12    SECTION HEADINGS; CONSTRUCTION.

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.


11.13    TIME OF ESSENCE.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.


11.14    GOVERNING LAW.

This Agreement will be governed by the internal laws of the Commonwealth of Pennsylvania, United States of America without giving effect to any conflict or choice of law provision or rule. In the event the Buyer decides to file a claim against the Acquired Companies and/or against the Selling Shareholders, Buyer is entitled at is own discretion to choose the applicable law of the Federative Republic of Brazil.

11.15    COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


IN WITNESS WHEREOF, the parties have executed and delivered, or caused to be executed and delivered, this Agreement as of the date first written above.

ATTEST:  THE JPM COMPANY


                      /s/John H. Mathias
Secretary         By: John H. Mathias
Its: Chief Executive Officer


ATTEST:  Acquired Companies





Authorized Officer         By:
Its:






 /s/Abelardo Fraga, Jr.
ABELARDO FRAGA, JR.







 /s/Fritz Junginger
FRITZ JUNGINGER